Exhibit 24.2

CERTIFICATE

I, Shirley A. Baum, Associate Secretary of Pinnacle West Capital Corporation, an Arizona corporation (the “Company”), hereby certify that the following is a true and correct copy of an excerpt from the minutes of a meeting of the Board of Directors of the Company duly called and held on June 20, 2012, at which meeting a quorum was present and acting throughout, such resolutions were duly adopted and such resolutions have not been amended or rescinded, but remain in full force and effect on the date hereof:

RESOLVED, that each of the proper officers of Pinnacle West Capital Corporation (the “Company”), acting on its behalf, is hereby authorized to prepare, execute, and file with the Securities and Exchange Commission (the “SEC”) an appropriate registration statement or registration statements with respect to 4,595,500 shares of the Company’s common stock to be offered and sold pursuant to the Pinnacle West Capital Corporation 2012 Long-Term Incentive Plan (the “Plan”), plus any additional shares as may become issuable under the Plan pursuant to Section 4.2 or Section 4.4 of the Plan, as shall be determined by any of the proper officers of the Company (collectively, the “Plan Shares”), and such amendments, including post-effective amendments, supplements, exhibits, and other documents, under the Securities Act of 1933, as amended, as he or she may consider appropriate or advisable from time to time; and further

RESOLVED, that the name of each of the proper officers of the Company may be signed to any such registration statement, amendment, supplement, exhibit, or other document pursuant to a power of attorney or other similar delegation of authority; and further…

IN WITNESS WHEREOF, I have executed this Certificate as of the 29th day of June, 2012.

/s/ Shirley A. Baum
Shirley A. Baum
Associate Secretary